Exhibit 99.1

Hutchinson Technology Announces CE Mark of the
InSpectraTM StO2 Spot Check

Market Launch Underway in Europe

Hutchinson, MN, December 9, 2010 — Hutchinson Technology Incorporated (NASDAQ: HTCH) today announced CE Mark and the market launch of the InSpectraTM StO2 Spot Check for use as a noninvasive, cost-effective tool to rapidly assess the tissue oxygenation of patients in circulatory distress. The product, which is targeted for use in emergency and critical care environments, is now available in countries that recognize the CE Mark.  The company also has filed for marketing clearance of the product in the United States under the U.S. Food and Drug Administration's Premarket Notification, or 510(k), process.

The InSpectra StO2 Spot Check (model 300) consists of a hand-held device, cable, reusable sensor, charging station and rechargeable battery.  These features enable clinicians to quickly and cost-effectively identify at-risk patients, who can then be continuously monitored with the InSpectraTM StO2 Tissue Oxygenation Monitor (model 650).  Used together, these two products help reduce the time to critical actions and help identify the endpoints of resuscitation.

"Having the ability to quickly assess if a patient has inadequate tissue oxygenation, especially when vital signs are not indicating a problem, can speed treatment decisions,” said Didier Payen de la Garanderie, MD, PhD, Chief of Anesthesia, Critical Care and Emergency Medicine at Hôpital Lariboisière, Paris, France. “This is an exciting innovation for pre-hospital and emergency medicine patients."

Evidence in favor of incorporating StO2 into clinical practice continues to grow.  "Multiple clinical studies demonstrate that patients with low StO2 are at risk of poor clinical outcomes and that measurement of StO2 helps detect problems other vital signs do not,” said Rick Penn, President of Hutchinson Technology's BioMeasurement Division.  “In addition, recent research suggests that using StO2 to guide patient treatment results in improved clinical outcomes as well as economic benefits in the form of shorter length of stays in the ICU and the hospital.”

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.  The company's Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.

Cautionary Note Regarding Forward-Looking Statements
This announcement may include forward-looking statements, including statements regarding marketing clearance by regulatory bodies and product commercialization and adoption.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in changes in timely clearance by the appropriate regulatory bodies, market acceptance of new products and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

Investor Contact:                                                                                                 Media Contact:
Chuck Ives                                                                                                            Connie Pautz
Hutchinson Technology Inc.                                                                             Hutchinson Technology Inc.
320-587-1605                                                                                                         320-587-1823

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